Exhibit 99.1

American Eagle Outfitters Reports October Sales Of $195.1 Million

Same Store Sales Decrease 5%

Updates Third Quarter Earnings

Pittsburgh - November 5, 2009 -- American Eagle Outfitters, Inc. (NYSE: AEO) today announced that total sales for the four weeks ended October 31, 2009 decreased 5% to $195.1 million, compared to $204.8 million for the four weeks ended November 1, 2008.  Comparable store sales decreased 5% for the month, compared to a 12% decrease for the same period last year.

Total sales for the third quarter ended October 31, 2009 decreased 1% to $749.0 million, compared to $754.0 million for the third quarter ended November 1, 2008. Comparable store sales decreased 4% for the third quarter compared to a 7% decline for the same period last year.

Total sales for the 39 week year-to-date period ended October 31, 2009 decreased 3% to $2.019 billion, compared to $2.083 billion for the 39 weeks ended November 1, 2008. Comparable store sales decreased 8% for the year-to-date period compared to a 7% decline for the same period last year.

Management expects third quarter non-GAAP earnings to be $0.20 to $0.21 per diluted share, which excludes an expected tax benefit of approximately $0.07 per diluted share associated with the repatriation of earnings from Canada. This guidance excludes the possibility of additional impairments or losses related to investment securities. This compares to third quarter non-GAAP earnings of $0.30 per diluted share last year, which excluded a $0.09 per share other-than-temporary impairment charge related to auction rate securities. Previous third quarter non-GAAP earnings guidance was $0.19 to $0.21 per diluted share which excluded a tax benefit of approximately $0.05 per diluted share associated with the repatriation of earnings from Canada.

To access the company's recorded monthly sales commentary, please dial (866) 514-0390, or internationally dial (585) 267-8021.

The company will announce third quarter earnings on Tuesday, November 24. Management will host a conference call at 9:00 a.m. Eastern Time that morning. To listen to the call, please dial (877) 407-0789 or internationally dial (201) 689-8562. The conference call will also be simultaneously broadcast over the Internet at http://www.ae.com/. Anyone unable to listen to the call may access a replay beginning at 12:00 p.m. Eastern Time. To listen to the replay, dial (877) 660-6853, or internationally dial (201) 612-7415, and reference account 3055 and confirmation code 322155. An audio replay of the conference call will also be available at http://www.ae.com/.

Non-GAAP Measures

This press release includes information on non-GAAP earnings per diluted share information. This measure is not based on any standardized methodology prescribed by U.S. generally accepted accounting principles ("GAAP") and is not necessarily comparable to similar measures presented by other companies. The Company believes that this non-GAAP information is useful as an additional means for investors to evaluate the Company's operating performance, when reviewed in conjunction with the Company's GAAP financial statements. This amount is not determined in accordance with GAAP and therefore, should not be used exclusively in evaluating the Company's business and operations.

AMERICAN EAGLE OUTFITTERS, INC. GAAP to Non-GAAP reconciliation (unaudited)
	13 Weeks Ended
	October 31, 2009	October 31, 2009	November 1, 2008
	Low Range	High Range
Diluted EPS on a GAAP basis	$0.27	$0.28	$0.21
Deduct: Impact of tax benefit related to repatriation of earnings from Canada
	(0.07)	(0.07)	-
Add back: Impact of other-than-temporary impairment charge related to auction rate securities	-	-	0.09
Non-GAAP Diluted EPS	$0.20	$0.21	$0.30

American Eagle Outfitters, Inc., through its subsidiaries, ("AEO, Inc.") offers high-quality, on-trend clothing, accessories and personal care products at affordable prices.  The American Eagle Outfitters brand targets 15 to 25 year old girls and guys, with 952 stores in the U.S. and Canada and online at www.ae.com.  aerie by american eagle offers Dormwear and intimates collections for the AE girl, with 137 standalone stores in the U.S. and Canada and online at www.aerie.com.  MARTIN + OSA provides clothing and accessories for 28 to 40 year old men and women at its 28 stores and online at www.martinandosa.com.  The latest brand, 77kids by american eagle, is available online only at www.77kids.com. 77kids offers "kid cool," durable clothing and accessories for kids ages two to 10.  AE.COM, the online home of the brands of AEO, Inc. ships to more than 60 countries worldwide.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which represent our expectations or beliefs concerning future events, specifically regarding third quarter earnings. All forward-looking statements made by the company involve material risks and uncertainties and are subject to change based on factors beyond the company's control. Such factors include, but are not limited to the risk that the Company's third quarter earnings expectations may not be achieved and the risks described in the Risk Factor Section of the company's Form 10-K and Form 10-Q filed with the Securities and Exchange Commission. Accordingly, the company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The company does not undertake to publicly update or revise its forward-looking statements even if future changes make it clear that projected results expressed or implied will not be realized.

CONTACT:    American Eagle Outfitters, Inc.

Judy Meehan, 412-432-3300